EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x 8262	(310) 208-2550

CERADYNE, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Sales, Earnings, New Orders and Backlog Reach Record Levels; Margins Rise

Costa Mesa, Calif.—April 27, 2006—Ceradyne, Inc. (Company) (Nasdaq: CRDN) reported record financial results for the first quarter ended March 31, 2006.

Net sales increased 95.4% to a record $136.3 million from $69.8 million in first-quarter 2005. Net income, which increased 311.2%, was a record $24.6 million, or 90 cents per fully diluted share, compared to $6.0 million, or 24 cents per fully diluted share, for first-quarter 2005. Fully diluted average shares outstanding for the quarter were 27.4 million, compared to 24.9 million for the same period in 2005. The average number of shares increased due primarily to the offering of 2,070,000 shares in December 2005.

Gross profit margin was 39.6% of net sales, compared to 31.4% of net sales in first-quarter 2005.

Provision for income taxes was 36.5%, compared to 38.2% in the first quarter of 2005.

New bookings were $154.7 million, compared to $56.6 million in first-quarter 2005. Backlog at the end of the quarter was $294.8 million, compared to approximately $186.7 million in first-quarter 2005.

Joel Moskowitz, Ceradyne chief executive officer, commented: “The strong results for first-quarter were due in good part to the Company’s new production capacity, particularly in Lexington, Kentucky. This added capacity reflects continuing demand for E-SAPI and related lightweight ceramic body armor components, including initial shipments of enhanced side ballistic inserts (ESBI), or side plates, against the $70 million contract announced in January. The record backlog and positive first quarter book to bill ratio of 1.13:1 indicate continuing strength in 2006 operations. Good production yields and higher absorption of overhead on an increased sales base resulted in higher gross and operating margins”.

Moskowitz added: “Ceradyne management will continue to implement its strategy of maximizing opportunities from ongoing demand for body and other armor, and generating additional growth from opportunities for advanced technical ceramic products in industrial markets. We are also evaluating strategic acquisitions that would support future growth.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss 2006 first-quarter results, guidance for 2006, and outlook for armor in 2007. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will also be available for 48 hours beginning today at 11:30 a.m. PDT. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 7650243.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the U.S. Securities and Exchange Commission.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended March 31,
	2006	2005
NET SALES	$136,347	$69,791
Cost of product sales	82,362	47,894

GROSS PROFIT	53,985	21,897

Operating expenses:
Selling	5,774	4,799
General and administrative	6,996	4,545
Research and development	2,522	1,861

	15,292	11,205

INCOME FROM OPERATIONS	38,693	10,692
Other income (expense):
Other income	1,078	364
Interest (expense)	(1,028)	(1,371)

	50	(1,007)
INCOME BEFORE PROVISION
FOR INCOME TAXES	38,743	9,685
Provision for income taxes	14,130	3,700

NET INCOME	$24,613	$5,985

Earnings per share, basic	$0.92	$0.24
Earnings per share, diluted	$0.90	$0.24
Average shares outstanding, basic	26,801	24,494
Average shares outstanding, diluted	27,385	24,930

Condensed Consolidated Balance Sheets (in thousands):

	March 31, 2006	December 31, 2005
Cash, cash equivalents and investments	$125,499	$99,381
Other current assets	183,592	155,836
Net property, plant and equipment	158,605	153,259
Other assets	21,745	21,717

Total assets	$489,441	$430,193

Current liabilities	$72,702	$42,908
Long term debt	121,000	121,000
Non current liabilities	11,834	11,229
Deferred tax liability	4,492	4,536
Stockholders’ equity	279,413	250,520

Total liabilities and stockholders’ equity	$489,441	$430,193

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